Exhibit 4.1

BRE PROPERTIES, INC.

FOURTH SUPPLEMENTAL INDENTURE

THIS FOURTH SUPPLEMENTAL INDENTURE (this “Fourth Supplemental Indenture”) is entered into as of March 19, 2014 between BRE Properties, Inc., a Maryland corporation (the “Company”), and The Bank of New York Mellon Trust Company, National Association (successor to J.P. Morgan Trust Company, National Association), a bank duly organized and existing under the laws of the United States, as trustee (the “Trustee”), under that certain Indenture, dated as of June 23, 1997 (the “Original Indenture”), as amended and supplemented by that certain First Supplemental Indenture, dated as of April 23, 1998 (the “First Supplemental Indenture”), as further amended and supplemented by that certain Second Supplemental Indenture, dated as of August 15, 2006 (the “Second Supplemental Indenture”), and as further amended and supplemented by that certain Third Supplemental Indenture, dated as of November 3, 2006 (the “Third Supplemental Indenture” and, collectively with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture the “Indenture”).

WHEREAS, pursuant to an Offering Memorandum and Consent Solicitation Statement, dated as of March 5, 2014 (the “Offering Memorandum and Consent Solicitation Statement”), of Essex Portfolio, L.P., a California limited partnership (the “Offeror”), holders of a majority in aggregate principal amount of all Outstanding Debt Securities of each series of Debt Securities Outstanding under the Indenture (the “Requisite Consents”) have consented to the amendment of Section 501 of the Original Indenture reflected in Article Two hereto, the deletion of Section 514 of the Original Indenture reflected in Article Two hereto, the deletion of Section 703 of the Original Indenture reflected in Article Three hereto, the deletion of Sections 801 and 803 of the Original Indenture reflected in Article Four hereto, the deletion of Sections 1004, 1005, 1006, 1007, 1008, 1009, 1010, 1011 and 1012 of the Original Indenture reflected in Article Five hereto, the amendment of Section 1404 of the Original Indenture reflected in Article Six hereto and to conforming and other changes, including the modification or deletion of certain definitions and cross references;

WHEREAS, the provisions of this Fourth Supplemental Indenture shall be applicable to each series of Debt Securities Outstanding under the Indenture, consisting of the 5.500% Senior Notes due March 15, 2017, the 5.200% Senior Notes due March 15, 2021 and 3.375% Senior Notes due January 15, 2023;

WHEREAS, pursuant to Section 902 of the Original Indenture, the Company and the Trustee may enter into this Fourth Supplemental Indenture; and

WHEREAS, the Company has duly authorized the execution and delivery of this Fourth Supplemental Indenture and has done all things necessary to make this Fourth Supplemental Indenture a valid agreement of the parties hereto, in accordance with its terms.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Notes, the Company and the Trustee agree as follows:

Article One

Definitions and Other Provisions of General Application

Section 101. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Indenture.

Section 102. Effects of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 103. Successors and Assigns. All covenants and agreements in this Fourth Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 104. Separability Clause. In case any provision in this Fourth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 105. Benefits of Indenture. Nothing in this Fourth Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto, any Debt Security Registrar, any Paying Agent, any Authenticating Agent and their successors hereunder and the Holders, any benefit or any legal or equitable right, remedy or claim under the Indenture or this Fourth Supplemental Indenture.

Section 106. Governing Law. This Fourth Supplemental Indenture shall be governed by and construed in accordance with the law of the State of New York. This Fourth Supplemental Indenture is subject to the provisions of the TIA that are required to be part of this Fourth Supplemental Indenture and shall, to the extent applicable, be governed by such provisions.

Section 107. Counterparts. This Fourth Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Indenture.

Section 108. Effectiveness and Operativeness. This Fourth Supplemental Indenture shall take effect on the date hereof, however, Articles Two, Three, Four, Five and Six of this Fourth Supplemental Indenture shall only become operative if and when all of the Conditions (as defined in the Offering Memorandum and Consent Solicitation Statement) have been waived or satisfied prior to the Expiration Date (as defined in the Offering Memorandum and Consent Solicitation Statement) and the Company (or its successor under the Indenture) delivers an Officers’ Certificate to the Trustee informing the Trustee of the occurrence thereof. Such Officers’ Certificate shall be delivered promptly after such occurrence.

Section 109. Concerning the Trustee. The Trustee makes no representations as to the validity or sufficiency of this Fourth Supplemental Indenture or to the recitals contained herein.

Section 110. Relation to the Original Indenture. This Fourth Supplemental Indenture supplements the Indenture and shall be a part and subject to all the terms thereof. Except as supplemented hereby, all of the terms, provisions and conditions of the Indenture and the Debt Securities issued thereunder shall continue in full force and effect.

Article Two

Remedies

Section 201. Section 501 of the Original Indenture is hereby amended by deleting clause (5) thereof in its entirety and replacing it with “Intentionally Omitted.”

Section 202. Section 514 of the Original Indenture is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

Article Three

Reports by Company

Section 301. Section 703 of the Original Indenture is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

Article Four

Consolidation, Merger, Sale, Lease or Conveyance

Section 401. Each of Sections 801 and 803 of the Original Indenture is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

Article Five

Certain Covenants

Section 501. Each of Sections 1004, 1005, 1006, 1007, 1008, 1009, 1010, 1011 and 1012 is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

Article Six

Defeasance and Covenant Defeasance

Section 6.01. Each of clauses (b), (c), (d), (e) and (f) of Section 1404 of the Original Indenture is hereby deleted and replaced in its entirety with “Intentionally Omitted.”

Section 6.02. The following language in the first sentence of Section 1403 of the Original Indenture is hereby deleted: “(except that the Company shall remain subject to the covenant set forth in Section 1008 to preserve and keep in full force and effect its corporate existence, except as permitted under Article Eight)”

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.

BRE PROPERTIES, INC.
as Company

By:	/s/ Constance B. Moore
	Name:	Constance B. Moore
	Title:	President and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION
as Trustee

By:	/s/ Michael Countryman
	Name:	Michael Countryman
	Title:	Vice President